EXHIBIT 12.


UNIVERSAL CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
SIX MONTHS ENDED DECEMBER 31, 1995 AND 1994

                                                     1995              1994
                                                -------------    --------------

Pretax income from continuing operations             $64,261           $35,127
Pretax income of unconsolidated affiliates             2,592               768
Fixed charges                                         32,972            35,204
                                                -------------    --------------

Earnings                                             $99,825           $71,099
                                                -------------    --------------

Interest                                             $32,312           $34,675
Interest of unconsolidated affiliates                    543               412
Debt discount amortization                               117               117
                                                -------------    --------------

Fixed Charges                                        $32,972           $35,204
                                                -------------    --------------

Ratio of Earnings to Fixed Charges
                                                         3.0               2.0
                                                -------------    --------------